                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  LANCE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [LANCE, INC. LOGO]

                            Charlotte, North Carolina




       Notice of Annual Meeting of Stockholders to be held April 16, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lance, Inc. (the Company) will be held at the principal office of the Company, 8600 South Boulevard, Charlotte, North Carolina, on Friday, April 16, 1999, at 2:00 p.m., Local Time, for the purpose of considering and acting upon the following:

     1.   The election of four Directors.

     2. A proposal to ratify the selection of KPMG LLP as independent public accountants for fiscal year 1999.

     3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 19, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

     The Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked by you at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

                                              By Order of the Board of Directors


                                              Robert S. Carles
                                              Secretary

Charlotte, North Carolina
March 19, 1999

                                   LANCE, INC.

                P. O. Box 32368, Charlotte, North Carolina 28232

                                 PROXY STATEMENT

General

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Lance, Inc. (the Company) to be held at its principal office, 8600 South Boulevard, Charlotte, North Carolina, at 2:00 p.m., Local Time, on Friday, April 16, 1999. This Proxy Statement and accompanying Proxy are first being sent to the stockholders of the Company on or about March 19, 1999.

     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. In addition, the Company has engaged Corporate Investor Communications, Inc. (CIC) to deliver proxy materials to, and solicit proxies from, these institutions. CIC will be reimbursed for its printing costs, postage and freight charges, and other expenses and be paid a solicitation fee of $5,500. The total cost of soliciting proxies will be borne by the Company.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by written request addressed to Secretary, Lance, Inc., Box 32368, Charlotte, North Carolina 28232 or by attending the meeting and electing to vote in person. Proxies received in such form will be voted as therein set forth at the meeting or any adjournment thereof.

     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

     Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock of the Company held by them of record at the close of business on February 19, 1999, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands, unless the holders of at least 25% of the shares entitled to vote on such matter demand a vote by ballot prior to the vote. The number of shares of Common Stock of the Company outstanding on February 19, 1999 was 29,997,235.

Principal Stockholders and Holdings of Management

     At February 1, 1999, the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company were as follows:

                                  Number of Shares                  Percent of
Name and Address of               and Nature of                     Common Stock
Beneficial Owner                  Beneficial Ownership              Outstanding
-------------------               --------------------              -----------
Nan Davis Van Every                  1,664,819 (1)                    5.5%
6001 Pelican Bay Boulevard
Naples, FL 33963

S. Lance Van Every                   2,145,672 (1)(2)                 7.1%
4010 Seminole Court
Charlotte, NC 28210


(1) Includes 1,575,743 shares held in trust as to which Mrs. Van Every will acquire sole power to vote and dispose on April 30, 1999 of which 1,289,245 are held in a trust as to which S. Lance Van Every currently has sole power to vote and dispose.

(2) Includes 62,500 shares subject to options currently exercisable, 26,315 shares held by Mr. Van Every's wife, 33,589 shares held by Mr. Van Every either as custodian or in trust for his children and grandchildren. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 52,044 shares held as co-trustee and 3,123 shares held by his daughters as to which he had shared power to vote and dispose.

     Based on information available to the Company, the Van Every family, consisting of the descendants of Salem A. Van Every, Sr., deceased, and their spouses, owned beneficially on February 1, 1999, approximately 12,000,000 shares of the Common Stock of the Company (approximately 40% of the outstanding shares). Of such shares, approximately 800,000 shares are held by fiduciaries having the sole power to vote and dispose. Members of the Van Every family may own or may have disposed of shares in nominee or other accounts, information as to the amounts of which may not be available to the Company. There are approximately 90 Van Every family stockholders, including stockholders who are minors.

     The following table sets forth, as of February 1, 1999, information as to the beneficial ownership of the Company's $.83-1/3 par value Common Stock by all Directors, named Executive Officers (as defined herein), and Directors and executive officers of the Company as a group.

                                      Number of Shares                   Percent of
                                      and Nature of                     Common Stock
Name of Beneficial Owner              Beneficial Ownership (1)         Outstanding (2)
------------------------              ------------------------         ---------------
Alan T. Dickson                           46,700    (3)                       *

J.W. Disher                               29,685    (4)                       *
                                       1,409,292    (5)                     7.1%

James H. Hance, Jr.                        9,500    (6)                       *

William R. Holland                         8,500    (7)                       *

Weldon H. Johnson                          4,500    (8)                       *

Scott C. Lea                              14,500    (9)                       *

Nancy Van Every McLaurin                 949,089   (10)                     3.2%

                                      Number of Shares                   Percent of
                                      and Nature of                     Common Stock
Name of Beneficial Owner              Beneficial Ownership (1)         Outstanding (2)
------------------------              ------------------------         ---------------
Wilbur J. Prezzano                         2,500   (11)                       *

Robert V. Sisk                           248,420   (12)                       *

Paul A. Stroup, III                       55,690   (13)                       *
                                       1,409,292    (5)                     4.7%

Isaiah Tidwell                             8,000    (7)                       *

S. Lance Van Every                     2,145,672   (14)                     7.1%

Peter M. Duggan                           10,308   (15)                       *

Earl D. Leake                             21,433   (16)                       *

B. Clyde Preslar                          15,457   (17)                       *

Richard G. Tucker                         15,069   (18)                       *

Gregory M. Venner                          5,953   (19)                       *

Directors and executive officers       5,014,556   (20)                     16.6%
 as a group (21 persons)

 *    Less than 1%.

(1) All shares are owned directly and with sole voting and dispositive power except as otherwise noted. Common Stock ownership is as of February 1, 1999.

(2) Based on the number of shares outstanding plus options held by Directors and executive officers that are currently exercisable or exercisable within 60 days of February 1, 1999.

(3) Includes 7,500 shares subject to exercisable options, 32,000 shares held by The Dickson Foundation, Inc. of which Mr. Dickson is a member of the Board of Directors and its investment committee and 7,200 shares held by a trust for which Mr. Dickson, his brother and NationsBank, N.A., a subsidiary of BankAmerica Corporation (BankAmerica), are co-trustees.

(4) Includes 7,500 shares subject to exercisable options and 700 shares held by Mr. Disher's wife.

(5) Consists of shares held by the Philip L. Van Every Foundation (the Foundation) of which Messrs. Disher and Stroup are members of the Board of Administrators, which holds sole voting and dispositive power over such shares, and NationsBank, N.A. is trustee.

(6) Includes 7,500 shares subject to exercisable options but does not include shares held by BankAmerica, or its subsidiaries, of which Mr. Hance is Vice Chairman and Chief Financial Officer.

(7)  Includes 7,500 shares subject to exercisable options.

(8)  Includes 2,500 shares subject to exercisable options.

(9) Includes 7,000 shares held by a revocable trust of which Mr. Lea is the grantor and beneficiary and 7,500 shares subject to exercisable options.

(10) Includes 7,500 shares subject to exercisable options and 28,988 shares held by Mrs. McLaurin as custodian for her children or by her children who reside in the same household.

(11) Includes 2,500 shares subject to exercisable options.

(12) Includes 7,500 shares subject to exercisable options and 240,862 shares held by Mr. Sisk's wife.

(13) Includes 33,275 shares subject to exercisable options, 589 shares held by Mr. Stroup's wife and 9,000 shares of restricted stock.

(14) Includes 62,500 shares subject to options currently exercisable, 26,315 shares held by Mr. Van Every's wife, 33,589 shares held by Mr. Van Every either as custodian or in trust for his children and grandchildren. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 52,044 shares held as co-trustee and 3,123 shares held by his daughters as to which he had shared power to vote and dispose. Also includes 1,289,245 shares held in trust as to which Mr. Van Every currently has sole power to vote and to dispose.

(15) Includes 8,862 shares subject to exercisable options.

(16) Includes 14,463 shares subject to exercisable options, 4,000 shares of restricted stock and 90 shares held as custodian for his child.

(17) Includes 6,413 shares subject to exercisable options and 4,850 shares of restricted stock.

(18) Includes 5,413 shares subject to exercisable options and 4,850 shares of restricted stock.

(19) Includes 2,000 shares subject to exercisable options and 2,750 shares of restricted stock.

(20) Includes 201,677 shares subject to exercisable options held by Directors and executive officers, 1,409,292 shares held by the Foundation of which Messrs. Disher and Stroup are members of the Board of Administrators and NationsBank, N.A. is trustee and 36,600 shares of restricted stock. Does not include shares held by BankAmerica (other than shares held by NationsBank, N.A. as trustee of the Foundation) of which Mr. Hance is Vice Chairman and Chief Financial Officer or shares held by Mr. Duggan who retired in June 1998.

Stockholder Proposals

      Any proposal that a stockholder intends to present for action at the 2000 Annual Meeting of Stockholders, currently scheduled for April 21, 2000, must be received by the Company no later than November 22, 1999, in order for the proposal to be included in the proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders. The proposal should be sent to Secretary, Lance, Inc., Box 32368, Charlotte, North Carolina 28232.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 26, 1998, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with, except that Dominic Sidari was late filing a Form 4 reporting one transaction and S. Lance Van Every was late filing a Form 4 reporting two transactions.

Election of Directors

     At the meeting, four Directors will be elected to serve until the Annual Meeting of Stockholders in 2002. Each such Director shall be elected to serve, subject to the provisions of the Bylaws and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and shares not voted are not taken into account in determining a plurality.

     It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR all the nominees indicated below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for four nominees including such substitutes as shall be designated by the Board of Directors.

     The four nominees are listed below, all of whom are currently members of the Board of Directors. The nominees were elected to their current terms, which expire in 1999, at the Annual Meeting of Stockholders held on April 19, 1996, except Scott C. Lea was elected at the Annual Meeting of Stockholders on April 18, 1997 and Wilbur J. Prezzano was elected by the Board of Directors on April 27, 1998. They are nominees for election to a term expiring in 2002.

Name and Director Since (1)           Age     Information About Nominees and Directors
---------------------------           ---     ----------------------------------------
J. W. Disher (2)                      65      Private Investor since 1996; Chairman of the Board of the Company
  1968                                        1991-1996, Chief Executive Officer 1990-1995 and President 1988-1994

Scott C. Lea (2)                      67      Chairman of the Board of the Company since 1996; Private Investor
  1994                                        since 1992; Chairman of the Board of Rexham, Inc. (Manufacturer of
                                              packaging and coated and laminated products) 1989-1991; President, Chief
                                              Executive Officer and Director of Rexham 1974-1989; Director of Speizman
                                              Industries, Inc.

Wilbur J. Prezzano                    58      Private Investor since 1997; Vice Chairman of the Board of Directors
  1998                                        of Eastman Kodak, Inc., Rochester, NY 1996-1997, Chairman of its
                                              Greater China Region 1994-1997 and Group Vice President 1983-1994;
                                              Director of Canada Trust and Roper Industries, Inc.

Robert V. Sisk (2)(3)                 63      President of Piedmont Engineering Corp., Charlotte, NC (Industrial
  1990                                        refrigeration systems) since 1965

     The four members of the Board of Directors listed below were elected to their current terms, which expire in 2001, at the Annual Meeting of Stockholders held April 17, 1998.

Name and Director Since (1)           Age     Information About Nominees and Directors
---------------------------           ---     ----------------------------------------
Alan T. Dickson (2)                   67      Chairman of the Board and Chief Executive Officer of Ruddick
  1983                                        Corporation, Charlotte, NC (Diversified holding company) since 1994 and President 1968-1994; Director of Ruddick Corporation,
                                              BankAmerica Corporation, Sonoco Products Company and Bassett
                                              Furniture Industries, Inc.

James H. Hance, Jr.                   54      Vice Chairman of BankAmerica Corporation, Charlotte, NC since 1993
  1995                                        and Chief Financial Officer since 1988; Director of Caraustar
                                              Industries, Inc., Family Dollar Stores, Inc. and Summit Properties,
                                              Inc.

Nancy Van Every McLaurin (3)          54      Private investor for more than the past five years
  1995

S. Lance Van Every (3)                51      Private investor for more than the past five years
  1990

     The four members of the Board of Directors listed below were elected to their current terms, which expire in 2000, at the Annual Meeting of Stockholders held April 18, 1997, except Weldon H. Johnson was elected at the Annual Meeting of Stockholders on April 17, 1998.

Name and Director Since (1)           Age     Information About Nominees and Directors
---------------------------           ---     ----------------------------------------
William R. Holland (2)                60      Chairman and Chief Executive Officer of United Dominion Industries
  1993                                        Limited, Charlotte, NC (Diversified manufacturing company) since
                                              1986; Director of United Dominion Industries Limited and Coltec
                                              Industries, Inc.

Weldon H. Johnson                     61      Private investor since 1997; Senior Vice President of The Coca-Cola
  1997                                        Company and President Coca-Cola Latin America group 1987-1996;
                                              Director of NorAm Energy Corp. and Panamerican Beverages, Inc.

Paul A. Stroup, III (2)               47      Chief Executive Officer of the Company since 1995, President since
  1986                                        1994 and Executive Vice President 1989-1994

Isaiah Tidwell                        54      Executive Vice President and Southern/Western Regional Executive of
  1995                                        Wachovia Bank, N.A., Charlotte, NC since 1996, Southern Regional
                                              Executive 1993-1995 and Regional Vice President 1990-1995

(1) The information about the Directors was furnished to the Company by the Directors.

(2)  Member of the Executive Committee.

(3) S. Lance Van Every and Nancy Van Every McLaurin are cousins and Mr. Sisk's wife is their cousin.

      NationsBank, N.A., a subsidiary of BankAmerica, provides a line of credit to the Company which the Company has not used. Also, a subsidiary of BankAmerica provides securities brokerage services to the Company for which the Company pays BankAmerica's standard fees. Mr. Dickson is a director of BankAmerica and Mr. Hance is the Vice Chairman and Chief Financial Officer of BankAmerica.

     Subsidiaries of Ruddick Corporation purchase products from the Company in the ordinary course of business at the Company's standard prices. Mr. Dickson is the Chairman of the Board and Chief Executive Officer of Ruddick Corporation.

The Board of Directors and its Committees

     The Board of Directors met six times during the fiscal year. Each director attended 75% or more of the total number of meetings of the Board of Directors and meetings of all Committees on which he or she served.

      The Audit Committee is composed of Robert V. Sisk, Chairman, James H. Hance, Jr., Weldon H. Johnson, Scott C. Lea, Nancy Van Every McLaurin, Wilbur J. Prezzano and Isaiah Tidwell and is responsible for recommending independent auditors for the Company, reviewing the Company's financial statements, audit report, internal financial controls and internal audit procedures and approving services to be performed by the Company's independent auditors. The Audit Committee met four times during the fiscal year.

     The Nominating Committee is composed of J. W. Disher, Chairman, Alan T. Dickson, Scott C. Lea, Robert V. Sisk, Paul A. Stroup, III and S. Lance Van Every. Its functions include the screening and recommendation of candidates for election to the Board of Directors of the Company. The Committee will consider nominees recommended by stockholders, which nominations may be made in writing and directed to J. W. Disher, Chairman of the Committee. The Nominating Committee met one time during the fiscal year.

     The Compensation/Stock Option Committee provides overall guidance to the Company's executive compensation program. The Committee is currently composed of five members of the Board of Directors: Alan T. Dickson, Chairman, J. W. Disher, James H. Hance, Jr., William R. Holland and S. Lance Van Every. The Committee met four times during the fiscal year. The Committee's recommendations regarding the salary of the Chief Executive Officer and the other officers of the Company are subject to approval by the Board, except for decisions about grants under the Company's stock incentive plans, which are made solely by the Committee in order for the grants to satisfy tax law requirements.

Compensation/Stock Option Committee Report

      The Company's philosophy for executive compensation is designed to link executive pay with the Company's annual and long-term performance and to attract, motivate and retain excellent people by providing compensation opportunities that are both competitive and consistent with Company performance. The compensation program provides for lower base salaries and a significant portion of compensation that is "at risk." In connection with its restructuring in 1996, the Company received from an independent consulting firm a comprehensive review of the Company's compensation programs. The Company and the Committee have continued to utilize consulting firms to assist in the design and implementation of the executive and other compensation programs of the Company. Substantially all of the employees of the Company participate in incentive compensation plans.

      The compensation program is composed of three elements: base salary, cash bonus and long-term stock based incentives. The cash bonus is performance based and the long-term incentives are tied to stock price performance, continued employment and the achievement of a multiple year financial performance goal. For 1998, the stock based incentives were limited to stock options and restricted stock awards. For 1998, the Board of Directors adopted the Lance, Inc. Annual Corporate Performance Incentive Plan for Officers for 1998 (the Annual Incentive Plan) as recommended by the Committee to reward advancement of annual financial performance goals and the 1998 Lance, Inc. Long-Term Incentive Plan for Officers (the Long-Term Plan) pursuant to the Company's 1997 Incentive Equity Plan, which was approved by the stockholders in 1997.

      In addition during 1997, in consultation with compensation consultants, the Committee designed Compensation and Benefits Assurance Agreements and Executive Severance Agreements for key executives of the Company. Currently the Company has entered into such agreements with the Chief Executive Officer and seven other senior executives of the Company and its subsidiaries. The Compensation and Benefits Assurance Agreements and the Executive Severance Agreements are described under "Executive Officer Compensation" below.

     In 1998 and prior years, the Committee granted increases in base salary to the officers based on recommendations from the Chief Executive Officer who has consulted with other officers of the Company. From time to time, the Committee has made adjustments to such recommendations. In 1998, the Board accepted and approved the recommendations of the Committee. Those who served during the fiscal year as Chief Executive Officer, the four other highest paid executive officers and Mr. Duggan are collectively referred to as the named Executive Officers. The Committee also takes into account the fact that each of the named Executive Officers has entered into a Compensation and Benefits Assurance Agreement and an Executive Severance Agreement, each described above.

     In considering base salaries for 1998, the Committee considered the compensation review, participation in the Annual Incentive Plan and participation in the Long-Term Plan, including the grant of stock options and restricted stock awards. The salaries of the named Executive Officers, excluding the Chief Executive Officer and Mr. Duggan who retired in June 1998, were increased an average of 4.5% for 1998 over 1997.

     With respect to the Chief Executive Officer during 1998, Mr. Stroup, the Committee did not make special note of performance factors but considered the same factors as it considered for all officers of the Company. Mr. Stroup's salary rate was increased 5.5% for 1998 over 1997.

     The purposes of the Annual Incentive Plan and the Long-Term Plan include the following:

     o motivate behavior that leads to the successful achievement of specific financial and operations goals that support the Company's stated business strategy

     o emphasize the link between performance and rewards for meeting predetermined specific goals

     o    improve the competitiveness of total cash pay opportunities

     o continue to help establish performance orientation at the Company and communicate that greater responsibilities create greater rewards because more pay is "at risk"

     o aligning the interests of executives and senior managers with those of stockholders by linking a substantial portion of pay to the price of the Company's Common Stock

     o provide a way to attract and retain executives and senior managers who are critical to the Company's future success

     o increase total pay for executives and senior managers to competitive levels

     o    keep fixed compensation costs low.

     Under the Annual Incentive Plan, cash bonus awards are paid as a percentage of base salary depending on the attainment of specified financial performance goals as to 75% of the bonus, with the balance determined at the discretion of the Committee based on the executive meeting individual objectives. In 1998, the specified performance goals were not achieved and no cash bonuses were earned under the Annual Incentive Plan.

     Under the Long-Term Plan, the long-term incentives awarded to executives to date are stock options and restricted stock awards. Stock options provide executives with the opportunity to buy and maintain an equity interest in the Company and share the appreciation in the value of the Company's Common Stock. During 1998, the Committee awarded stock options for an aggregate of 33,600 shares and 10,400 shares of restricted stock to the named Executive Officers, excluding the Chief Executive Officer. Mr. Stroup was awarded stock options to purchase 13,650 shares and 4,150 restricted shares. In addition, the Committee awarded stock options totaling

271,700 shares to approximately 120 other executives and senior managers and eight of these executives and senior managers received an aggregate of 8,300 restricted shares.

     The above report is presented by the following current members of the Compensation/Stock Option Committee: Alan T. Dickson, Chairman, J. W. Disher, James H. Hance, Jr., William R. Holland and S. Lance Van Every.

Compensation/Stock Option Committee Interlocks and Insider Participation

     J. W. Disher, who retired as Chief Executive Officer of the Company in April 1995, was appointed to the Compensation/Stock Option Committee after his retirement.

Director Compensation

     Directors who are employees of the Company or its subsidiaries receive no additional compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries (other than the Chairman of the Board) receive an annual fee of $12,000 plus $600 for each Board meeting attended and $450 for each Committee meeting attended, except the fee for a Committee meeting held on the same day as a Board meeting is $300. Non-employee directors who serve as a Committee Chairman receive an additional $1,500 per year.

     Mr. Lea receives a monthly fee of $16,500 for serving as Chairman of the Board of Directors which began upon his election in April 1996 pursuant to the agreement executed upon his election (the 1996 Agreement). He serves substantially full time as an adviser to the Company. His focus is on the Company's strategic direction, management development and creation of stockholder value. The Company has agreed to continue Mr. Lea's monthly fee for 12 months after his death or disability while serving as Chairman of the Board. Under the 1996 Agreement, Mr. Lea will receive incentive compensation equal to $10,000 for each 1% that the Highest Average Sales Price (as defined below) of the Company's Common Stock exceeds $15.8125 per share. In February 1999, the 1996 Agreement was amended to provide that the Highest Average Sales Price would be the higher of (i) the average of the highest sales price of the Company's Common Stock on The Nasdaq Stock Market during the four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price of the Company's Common Stock, beginning in March 1996 and ending four years after Mr. Lea's completion of service as Chairman of the Board or
(ii) the average of the highest sales price of the Common Stock on The Nasdaq Stock Market for any 10 consecutive trading days during the period from April 19, 1996 until four years after his completion of service as Chairman of the Board. Such incentive compensation will be paid in one lump sum four years after Mr. Lea completes his service as Chairman of the Board. In October 1998, the Board of Directors of the Company, upon recommendation of the Compensation/Stock Option Committee, approved additional incentive compensation for Mr. Lea because his service as Chairman of the Board had required a greatly expanded commitment of time, energy and expertise than had been contemplated when the 1996 Agreement was approved. The additional incentive compensation is outlined in the 1998 agreement (the 1998 Agreement) which provides for a bonus of $162,000 payable to Mr. Lea upon completion of his three year term as Chairman of the Board and additional incentive compensation equal to $25,000 for each 1% of the Highest Average Sales Price (as described below) exceeds $20.875 per share. In February 1999, the 1998 Agreement was amended to provide that the Highest Average Sales Price means the higher of (i) the average of the highest sales price of the Company's Common Stock on The Nasdaq Stock Market during the four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price of the Company's Common Stock, beginning in March 1998 and ending four years after the completion of service by Mr. Lea as Chairman of the Board or (ii) the average of the highest sales price of the Common Stock on The Nasdaq Stock Market for any 10 consecutive trading days during the period from April 17, 1998 until four years after his completion of services as Chairman of the Board. This additional incentive compensation will be paid in one lump sum four years after completion of service of Mr. Lea as Chairman of the Board. In the event of a Change of Control, the Highest Average Sales Price for all such incentive compensation will be the highest per share consideration paid or payable for the Company's Common Stock in connection with the transaction that results in a Change of Control. For purposes of the 1996 and 1998 Agreements, a Change in Control means the acquisition of 35% or more of the voting securities of the Company by any persons or group other than members of the Van Every Family which consists of the descendents of Salem A. Van Every, Sr. and their spouses. The incentive compensation will be paid in one lump sum concurrently with a Change of Control.

     Non-employee directors are also eligible to receive stock options under the Company's 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the Director Plan). Each non-employee director receives an initial option grant to purchase 2,500 shares of Common Stock upon becoming a director (exercisable after six months of service). The Director Plan also provides for annual option grants to purchase 4,000 shares of Common Stock on every May 1 to each non-employee director continuing in office (other than the initial year) which become exercisable after one year's service. Each current non-employee director will be granted an option to purchase 4,000 shares of Common Stock on May 1, 1999 at an option price equal to the fair market value of the Common Stock on such date. At the Annual Meeting of Stockholders on April 17, 1998, the stockholders approved an amendment to the Director Plan to increase the aggregate authorized number of shares issuable under the Director Plan to 300,000.

Stockholder Return Performance Graph

     Included below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index and the Company's Peer Group for the period commencing December 25, 1993 and ending December 26, 1998 covering the Company's five fiscal years ended December 31, 1994, December 30, 1995, December 28, 1996, December 27, 1997 and December 26, 1998.

     The Company has selected a Peer Group consisting of the four publicly-traded companies named below, which are in the snack foods industry. Virtually all of the Company's direct competitors and peers are privately-held companies or subsidiaries or divisions of larger publicly-held companies so that the available members of the Peer Group are limited.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX AND PEER GROUP


                          [Performance Graph Omitted]


                       1993      1994      1995      1996      1997      1998
                       ----      ----      ----      ----      ----      ----

Company                 100     98.382   108.506    167.055   167.055   133.79
Nasdaq Stock Market     100    100.254   174.581    205.592   205.592   296.915
Peer Group              100     78.965    94.582    123.64    123.64    129.256

                                    [GRAPH]

     This graph assumes that $100 was invested in the Company's Common Stock on December 25, 1993, in The Nasdaq Stock Market (U.S. Companies) Index and in the Peer Group, which consists of Golden Enterprises, Inc., J&J Snack Foods Corp., Ralcorp Holdings, Inc. and Tasty Baking Company and that dividends were reinvested.

Executive Officer Compensation

     The table below shows the compensation paid or accrued by the Company, for the three fiscal years ended December 26, 1998, December 27, 1997 and December 28, 1996 to or for the account of each of those persons who served during the 1998 fiscal year as the Chief Executive Officer and the Company's five other highest paid executive officers (collectively, the named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation              Long Term Compensation
                                  ---------------------------------    -------------------------------
Name and                                               Other Annual                       Securities      All Other
Principal               Fiscal                         Compensation    Restricted Stock   Underlying     Compensation
Position                 Year     Salary ($) Bonus ($)     ($) (1)      Award(s) ($)(2)  Options (#Sh)      ($) (3)
--------                 ----     ---------- ---------     -------     ----------------  -------------   ------------

Paul A. Stroup, III      1998     249,171          0         --             86,761           13,650          24,556
 President and           1997     236,032    189,000         --             89,119           18,300          24,194
 Chief Executive Officer 1996     223,336    181,100         --                  0           29,200          11,717

Peter M. Duggan (4)      1998      89,544           0        --             49,130           7,650          493,000
 Senior Vice President   1997     176,784      96,200        --             48,694          10,050           16,923
                         1996     166,800      99,500        --                  0          12,700            8,482


B. Clyde Preslar         1998     179,646           0        --             48,084           7,400           15,977
 Vice President and      1997     170,718     103,000        --             46,856           9,650            6,027
 Treasurer               1996     106,255      95,700      80,428                0           8,000           20,316


Richard G. Tucker        1998     180,185           0        --             48,084           7,400           15,859
  Vice President         1997     170,918     104,400        --             46,856           9,650            5,718
                         1996      97,158      57,000        --                  0           6,000               94


Gregory M. Venner (5)    1998     158,449           0        --             33,450           5,150            6,227
  Vice President         1997     130,098      73,200        --             39,506           8,000              345


Earl D. Leake            1998     143,217           0        --             59,582           6,000           12,550
  Vice President         1997     139,060      80,800        --             39,506           8,050           13,218
                         1996     135,762      79,700        --                  0          10,800            6,210


(1) No named Executive Officer has received personal benefits during the listed years in excess of 10% of the total of annual salary and bonus, except Mr. Preslar who received $75,343 in 1996 for moving expenses in connection with his employment by the Company.

(2) Amount represents the dollar value of shares of restricted stock and performance restricted stock issued to the named Executive Officers as of the date of the award. At December 26, 1998, the market value and holdings for each named Executive Officer was as follows: Mr. Stroup $178,875 (3,700 restricted shares and 5,300 performance restricted shares); Mr. Preslar $96,394 (2,000 restricted shares and 2,850 performance restricted shares); Mr. Tucker $96,394 (2,000 restricted shares and 2,850 performance restricted shares); Mr. Venner $54,656 (1,400 restricted shares and 2,350 performance shares) and Mr. Leake $79,500 (1,650 restricted shares and 2,350 performance restricted shares). Vesting of 50% of the restricted shares occurs on each of the second and fourth anniversaries of the award date of such shares if still employed by the Company. Vesting of the performance restricted shares occurs on the third anniversary of the award date if the Company achieves a specified financial performance goal for the three fiscal years following the award date. Dividends are payable on all restricted shares and performance restricted shares.

(3) For fiscal year 1998, includes amounts contributed by the Company under the Company's Profit-Sharing Retirement Plan as follows: Mr. Stroup $7,596, Mr. Duggan $6,361, Mr. Preslar $7,393, Mr. Tucker $7,393, Mr. Venner $5,568 and Mr. Leake $7,596; amounts contributed by the Company under the Company's Employee Stock Purchase Plan as follows: Mr. Stroup $1,560, Mr. Duggan $68, Mr. Preslar $1,726, Mr. Tucker $1,636 and Mr. Leake $629; premiums paid by the Company for term life insurance for the benefit of the respective named Executive Officer as follows: Mr. Stroup $2,154, Mr. Duggan $3,429, Mr. Preslar $783, Mr. Tucker $783, Mr. Venner $659 and Mr. Leake $1,034; and amounts contributed by the Company under the Company's Benefit Restoration Plan as follows: Mr. Stroup $13,246, Mr. Preslar $6,075, Mr. Tucker $6,047 and Mr. Leake $3,291. Also includes $483,142 which the Company agreed to pay Mr. Duggan in connection with his early retirement.

(4)  Mr. Duggan retired June 1998.

(5)  Mr. Venner was first elected as an executive officer in 1997.

     In 1997, each of the named Executive Officers, entered into a Compensation and Benefits Assurance Agreement (a Benefits Agreement) and an Executive Severance Agreement (a Severance Agreement) with the Company.

     The Benefits Agreements for the named Executive Officers are substantially identical except that the initial term for Messrs. Stroup and Leake extend until December 31, 2011, the year in which they each reach age 60, which was the same end of term date under their prior Executive Employment Agreement. The Benefits Agreements provide for the payment of specified benefits in the event of a Change in Control, as defined. A Change in Control for the purposes of a Benefits Agreement and a Severance Agreement means the acquisition of 25% or more of the voting securities of the Company by a person or group other than members of the Van Every Family which consists of the descendants of Salem A. Van Every, Sr. and their spouses; a change in the majority of the Board of Directors of the Company over a two year period or approval by the stockholders of the Company of a sale of substantially all of the assets to an entity of which current Company stockholders own less than 60% of voting control, liquidation of the Company or a merger, consolidation or reorganization after which current Company stockholders own less than 60% of voting control. Benefits are payable under a Benefits Agreement only in the event of a Change in Control and one of the following occurring within three years thereafter: involuntary termination of the executive without Cause, as defined; voluntary termination for Good Reason, as defined, including demotion, relocation or pay reduction; voluntary termination for any reason during the 13th month after the Change in Control or breach of the Benefits Agreement by the Company or a successor to the Company. In such event, the executive would receive accrued compensation and benefits including the current year's bonus; an amount equal to three times base salary plus three times the greater of the prior year's actual or current year's target bonus; an amount equal to the Profit Sharing Plan contribution based on the base salary and target bonus payment; up to 36 months of health insurance coverage, outplacement services and an amount equal to any Federal excise taxes payable by the executive. The initial term for the named Executive Officers under a Benefits Agreement is three years except for Messrs. Stroup and Leake, as described above. After the initial term, each Benefit Agreement automatically renews for successive one year terms and may be terminated by the Company on one year's notice prior to the end of an initial or renewal term. In the event of a Change in Control, there is an automatic three year extension.

     Each of the named Executive Officers entered into a Severance Agreement. The provisions of the Severance Agreements are identical for each of the named Executive Officers except for Mssrs. Stroup and Leake. In the event of involuntary termination of the executive without Cause, as defined, and prior to a Change in Control, as defined, the executive will receive accrued compensation and benefits including current year's bonus plus an amount equal to base salary plus the current year's target bonus. The initial term for a Severance Agreement is three years with automatic renewals for successive one year terms. Each Severance Agreement may be terminated on one year's notice prior to the end of an initial or renewal term.

     In connection with the agreements by Messrs. Stroup and Leake to terminate their respective prior Executive Employment Agreements, their respective Severance Agreements provide for the continuation of supplemental retirement benefits similar to those under their prior Executive Employment Agreements. Their Severance Agreements provide for supplemental retirement benefits equal to five times base salary payable over 15 years after retirement or until age 75, if earlier. They may elect a lump sum equal to present value. There is a death benefit equal to 75% of the remaining retirement benefit. They are eligible for retirement benefits at any time after December 31, 2011, or upon death or Disability, as defined. In the event of a Change in Control, as defined, they receive a lump sum equal to the present value of the retirement benefit on termination of employment following a Change in Control. They would also receive a severance benefit upon involuntary termination without Cause, as defined, prior to the earlier of a Change in Control or the last day of the Company's fiscal year in which they reach age 60. Severance benefits for Messrs. Stroup and Leake consist of accrued compensation and benefits including current year's bonus; two and one-half times the highest base salary paid to them plus current year's target bonus, provided that the amount is reduced for severance after age 57 1/2. There is also an immediate commencement of the supplemental retirement benefit, transfer of his Company car to them, payment for unexercised vested stock options, health and medical insurance to age 60 and out placement services.

     Mr. Duggan's Severance Agreement and his Benefits Agreement were terminated pursuant to an Early Retirement Agreement dated June 10, 1998. Under the Early Retirement Agreement, Mr. Duggan resigned as an officer of the Company on June 10, 1998 and released the Company of its obligations under his Severance Agreement and his Benefits Agreement. Pursuant to the Early Retirement Agreement, the Company agreed to pay

Mr. Duggan the amounts due under his Severance Agreement and Benefits Agreement which included his salary through June 26, 1998 and cash, benefits and property aggregating $483,142. The Company has also agreed to provide Mr. Duggan with retiree medical insurance after age 60.

     The table below shows the individual grants to the named Executive Officers of stock options during the fiscal year ended December 26, 1998.

                      Option Grants in the 1998 Fiscal Year
                                Individual Grants

                                      % of Total Options/
                                              SARs
                                           Granted to                                             Grant Date
                      Options/SARs        Employees in    Exercise or Base      Expiration          Present
Name                  Granted (#Sh)        Fiscal Year        Price ($/Sh)           Date        Value ($)(1)
----                  -------------       ------------    -----------------     ----------       ------------

Paul A. Stroup, III     13,650                4.3               20.91            4/15/08            83,675
Peter M. Duggan          7,650                2.4               20.91            4/15/08            46,895
B. Clyde Preslar         7,400                2.3               20.91            4/15/08            45,362
Richard G. Tucker        7,400                2.3               20.91            4/15/08            45,362
Gregory M. Venner        5,150                1.6               20.91            4/15/08            31,570
Earl D. Leake            6,000                1.9               20.91            4/15/08            36,780

(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on arbitrary assumptions as follows: options to be exercised in ten years, stock price volatility at .260, annual dividend yield of 3.92% and a risk-free interest rate of 5.77%. No downward adjustments are made to the resulting grant-date option values to account for potential forfeitures or non-transferability of the options. The actual value of the options depends upon the actual performance of the Company's stock during the applicable period.

     The table below shows, on an aggregated basis, each exercise of stock options or tandem SARs during the fiscal year ended December 26, 1998 by each of the named Executive Officers and the 1998 fiscal year-end value of unexercised options and SARs.


             Aggregated Option/SAR Exercises in the 1998 Fiscal Year
                          and FY-End Option/SAR Values

                                                                   Number of Securities           Value of
                                                                  Underlying Unexercised         Unexercised
                                                                       Options/SARs             In-the-Money
                                                                      At FY-End (#)             Options/SARs
                                                                                                at FY-End ($)

                      Shares Acquired                                  Exercisable/             Exercisable/
Name                 On Exercise (#Sh)     Value Realized ($)         Unexercisable             Unexercisable
----                 ----------------      ------------------         -------------             -------------

Paul  A. Stroup, III       4,800                102,600                 33,275/41,975            67,300/79,900
Peter M. Duggan            3,000                 57,469                  8,862/0                 49,589/0
B. Clyde Preslar             0                      0                    6,413/18,637            16,619/23,856
Richard G. Tucker            0                      0                    5,413/17,637            13,369/20,606
Gregory M. Venner            0                      0                    2,000/11,150             3,000/9,000
Earl D. Leake              1,800                 39,938                 14,463/11,437            25,556/30,994


Ratification of Selection of Independent Public Accountants

     The Board of Directors has selected KPMG LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1999 fiscal year, ending December 25, 1999. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting. KPMG LLP has served as the Company's independent certified public accountants and has audited the financial statements of the Company and its subsidiaries beginning with the 1991 fiscal year. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 1999 fiscal year, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

                                                                      APPENDIX A

[LOGO]                             LANCE, INC.                             PROXY


                Proxy solicited by the Board of Directors for the
                    Annual Meeting to be held April 16, 1999

    The undersigned hereby appoints Scott C. Lea and Paul A. Stroup, III, and each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse hereof, all shares of the $.83-1/3 par value Common Stock of the undersigned in Lance, Inc. at the Annual Meeting of Stockholders to be held on April 16, 1999, and at any adjournment thereof.

    This proxy will be voted as specified on the reverse hereof and, unless otherwise directed, will be voted FOR the election of all nominees as directors and FOR proposal 2. The Board of Directors recommends voting FOR on each item.

HAS YOUR ADDRESS CHANGED?



                                    (side 2)

1. ELECTION OF DIRECTORS: Nominees are J. W. Disher, Scott C. Lea, Wilbur J. Prezzano and Robert V. Sisk.

         [ ] FOR              [ ] WITHHOLD             [ ] FOR ALL EXCEPT

     (Instruction: To withhold authority for any nominee, mark the "For All Except" box and write that nominee's name below.)



2.  RATIFICATION OF SELECTION OF KPMG LLP AS AUDITORS

         [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

     Please date and sign exactly as printed to the left and return promptly in the enclosed postage paid envelope. (When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.)

Mark box at right if address change has been noted on the reverse of this card. [ ]



Stockholder sign here     Date                  Co-owner sign here     Date